UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 1, 2017

Norwood Financial Corp.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-28364	23-2828306
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

717 Main Street, Honesdale, Pennsylvania	18431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(570) 253-1455

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

NORWOOD FINANCIAL CORP.

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of
  Certain Officers; Compensatory Arrangements of Certain Officers

(e)    Effective September 1, 2017, the Registrant's wholly-owned subsidiary, Wayne Bank (the "Bank"), entered into an Amended and Restated Salary Continuation Agreement with the Registrant's President and Chief Executive Officer, Lewis J. Critelli, and entered into Salary Continuation Agreements with the following executive officers of the Registrant: (i)  William S. Lance, Executive Vice President and Chief Financial Officer; (ii) Robert J. Mancuso, Executive Vice President and Chief Operating Officer; and (iii) James F. Burke, Executive Vice President and Chief Lending Officer (each, an "Executive", and together, the "Executives").  The Salary Continuation Agreements are intended to provide benefits to the Executives upon retirement, death, or disability, or in the event of a Change in Control (as defined in the Salary Continuation Agreements). Upon a separation of service from the Bank at the Normal Retirement Age of 65 (age 62 in the case of Mr. Critelli), the Bank will be obligated to pay to the Executives the Normal Retirement Benefits specified in their respective Salary Continuation Agreements in monthly installments for a period of fifteen (15) years. The Normal Retirement Benefits for Messrs. Critelli, Lance, Mancuso and Burke are $70,923, $50,000, $30,000 and $60,000 per annum, respectively.  Mr. Critelli will be entitled to an annual retirement benefit of $100,000 if he continues working until age 65 (the "Age 65 Benefit"). An Executive who continues working past the Normal Retirement Age will earn an increased benefit for each month worked up to age 67.  If an Executive has a separation from service (other than in connection with a Change in Control or a termination for cause) or becomes disabled prior to reaching Normal Retirement Age, he will be eligible for a reduced annual benefit equal to the annual retirement benefit accrued through the date of separation or disability payable in monthly installments for a period of fifteen (15) years beginning at Normal Retirement Age or the month after disability, as the case may be.

In the event of a Change in Control occurring prior to a separation from service, disability or Normal Retirement Age, the Executives will be entitled to receive an annual benefit equal to their  Normal Retirement Benefit (or the Age 65 Benefit in the case of Mr. Critelli) in equal monthly installments for 15 years commencing the month following Normal Retirement Age in lieu of any other benefit under the Salary Continuation Agreement.  In the event of a Change in Control occurring after Normal Retirement Age (or after age 65 in the case of Mr. Critelli) but prior to a separation from service or disability, the Bank will pay the executive an annual benefit equal to the annual retirement benefit accrued through the date of the Change in Control for 15 years commencing the month following the Change in Control.

In the event of an Executive's death before separation from service, disability or a Change in Control, the Normal Retirement Benefit (or the Age 65 Benefit in the case of Mr. Critelli) will be paid to the Executive's beneficiary over 15 years commencing the month following the Executive's death.  If death occurs after Normal Retirement Age (or after age 65 in the case of Mr. Critelli) but prior to separation from service, disability or a Change in Control, the death benefit will be increased for each month worked up to age 67. If death occurs after retirement but prior to receipt of all payments due and owing under the Salary Continuation Agreement, payments will continue to be made in the same amounts and at the same times to the Executive's beneficiary. In the event of the Executive's death after qualifying for benefits under the Salary Continuation Agreements but before Normal Retirement Age, the Bank will pay the Executive's beneficiary the same amount and for the same period as the Bank would have been required to pay the Executive at Normal Retirement Age but payments will commence the month

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following the Executive's death. No Executive will be entitled to receive any  benefits under the Salary Continuation Agreements in the event of termination for cause.

The Salary Continuation Agreements require the Executives to comply with certain non-competition and non-solicitation restrictions following a termination of employment as a condition  to the continued receipt of benefits.

Although the Registrant will accrue the expense of the retirement benefit liability over time, the Registrant's liability under the Salary Continuation Agreements will remain unfunded and the accrued amounts will remain subject to the rights of creditors of the Registrant.

The foregoing summary is qualified in its entirety by reference to the individual Salary Continuation Agreements which are filed herewith and incorporated by reference herein.

Item 9.01          Financial Statements and Exhibits

(d)      Exhibits.  The following exhibits are filed herewith:

Number	Description

10.1	Amended and Restated Salary Continuation Agreement, dated September 1, 2017, between Wayne Bank and Lewis J. Critelli

10.2	Salary Continuation Agreement, dated September 1, 2017, between Wayne Bank and William S. Lance

10.3	Salary Continuation Agreement, dated September 1, 2017, between Wayne Bank and Robert J. Mancuso

10.4	Salary Continuation Agreement, dated September 1, 2017, between Wayne Bank and James F. Burke

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORWOOD FINANCIAL CORP.

Date:	September 5, 2017	By:	/s/ Lewis J. Critelli
Lewis J. Critelli
President and Chief Executive Officer
(Duly Authorized Representative)